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                                                                    EXHIBIT 3.17

611057-80

                            ARTICLES OF INCORPORATION
                                       of
                          HOLLYWOOD MANAGEMENT COMPANY

                                                                   FILED
                                                                DEC 31 1997
                                                                  OREGON
                                                            SECRETARY OF STATE

                                    ARTICLE I

            The name of the Corporation is HOLLYWOOD MANAGEMENT COMPANY.

                                   ARTICLE II

      A. The Corporation is authorized to issue 1,000 shares of Common Stock.

      B. Holders of Common Stock are entitled to one vote per share on any matter submitted to the shareholders. On dissolution of the Corporation, the holders of Common Stock are entitled to receive the net assets of the Corporation.

                                  ARTICLE III

            No director of the Corporation shall be personally liable to the Corporation or its shareholders for monetary damages for conduct as a director, provided that this Article shall not eliminate the liability of a director for any act or omission for which such elimination of liability is not permitted under the Oregon Business Corporation Act. No amendment to the Oregon Business Corporation Act that further limits the acts or omissions for which elimination of liability is permitted shall affect the liability of a director for any act or omission which occurs prior to the effective date of the amendment.

                                   ARTICLE IV

            The Corporation shall indemnify to the fullest extent not prohibited by law any current or former director of the Corporation who is made, or threatened to be made, a party to an action, suit or proceeding, whether civil, criminal, administrative, investigative or other (including an action, suit or proceeding by or in the right of the Corporation), by reason of the fact that such person is or was a director, officer, employee or agent of the Corporation or a fiduciary within the meaning of the Employee Retirement Income Security | Act of 1974 with respect to any employee benefit plan of the Corporation, or serves or served at the request of the Corporation as a director, officer, employee or agent, or as a fiduciary of an employee benefit plan, of another corporation, partnership, joint venture, trust or other enterprise. The Corporation shall pay for or reimburse the reasonable

ARTICLES OF INCORPORATION

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611057-80

expenses incurred by any such current or former director in any such proceeding in advance of the final disposition of the proceeding if the person sets forth in writing (i) the person's good faith belief that the person is entitled to indemnification under this Article and (ii) the person's agreement to repay all advances if it is ultimately determined that the person is not entitled to indemnification under this Article. No amendment to this Article that limits the Corporation's obligation to indemnify any person shall have any effect on such obligation for any act or omission that occurs prior to the later of the effective date of the amendment or the date notice of the amendment is given to the person. This Article shall not be deemed exclusive of any other provisions for indemnification or advancement of expenses of directors, officers, employees, agents and fiduciaries that may be included in any statute, bylaw, agreement, general or specific action of the Board of Directors, vote of shareholders or other document or arrangement.

                                    ARTICLE V

            The street address and the mailing address of the initial registered office of the Corporation is 25600 Southwest Parkway Center Drive, Wilsonville, Oregon 97070, and the name of its initial registered agent at that address is Donald J. Ekman.

                                   ARTICLE VI

            The name of the incorporator is Donald J. Ekman, and the address of the incorporator is 25600 Southwest Parkway Center Drive, Wilsonville, Oregon 97070

                                   ARTICLE VII

            The mailing address for the Corporation for notices is 25600 Southwest Parkway Center Drive, Wilsonville, Oregon 97070

Executed: December 30, 1997.

                                              /s/ Donald J. Ekman
                                              -----------------------------
                                              Donald J. Ekman, Incorporator

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